Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

GATX CORPORATION REPORTS 2004 FOURTH QUARTER AND FULL-YEAR RESULTS

     CHICAGO, January 27 - GATX Corporation (NYSE:GMT) today announced its 2004 fourth quarter and full-year results. Per share results for the fourth quarter and full year ending December 31 are summarized below:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Per Diluted Share	2004	2003	2004	2003
Income from Continuing Operations	$1.23	$.42	$2.86	$1.24
Income from Discontinued Operations	.01	.10	.18	.29

Total	$1.24	$.52	$3.04	$1.53

     The 2004 fourth quarter income from continuing operations included an after-tax gain of $.63 per diluted share from the sale of GATX’s Staten Island property and after-tax benefits of $.25 per diluted share from a tax refund. The 2003 fourth quarter income from continuing operations included $.22 per diluted share of favorable tax adjustments.

     Income from continuing operations for the full year ended December 31, 2004 included the after-tax gain of $.63 per diluted share from the aforementioned property sale, $.53 per diluted share of income from insurance recoveries and $.29 per diluted share of tax benefits including the abovementioned refund and other favorable adjustments. Income from continuing operations for the full year 2003 included income of $.20 per diluted share related to insurance recoveries and income of $.24 per diluted share from tax adjustments, offset by air impairments and charges totaling $.19 per diluted share.

     In the second quarter of 2004, GATX completed the sale of substantially all of its technology leasing assets. Therefore, the technology leasing segment is reported as a discontinued operation and prior periods have been restated to conform to the current presentation. Additionally, diluted earnings per share amounts in each year reflect adoption of EITF Issue 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, which requires that contingently convertible securities be included in the computation of diluted earnings per share as if these securities were converted into common stock. The only effect of this adoption is a reduction of income per diluted share from continuing operations of $.20 in 2004 and $.01 in 2003.

     Ronald H. Zech, chairman and chief executive officer of GATX, stated, “At the start of 2004, we expected a gradual improvement in our underlying markets. As the year progressed, the recovery strengthened, particularly in rail. This was reflected in increased utilization and rising rail lease rates, and across our businesses we experienced improved credit quality, increased new investment, and solid remarketing gains. With the improvement in 2004, we are optimistic as we look forward into 2005 and beyond.

     “This was a strong year for investment in rail; we invested $490 million in 2004, nearly double our investment in 2003, and acquired over 6,200 cars. Lease renewal rates continued to improve in the fourth quarter and demand for railcars remained strong. Utilization of the North American fleet was 97%, up significantly from 93% at the start of 2004. Additionally, our European rail operations strengthened and contributed to the year-over-year earnings improvement. In 2005, we expect our rail business will maintain its positive momentum as leases continue to renew into a higher lease rate environment. Thus, we expect Rail’s 2005 net income to improve over the prior year.

     “The air market remained volatile in 2004, with airlines continuing to struggle. Lease rates have strengthened, particularly on newer aircraft, with utilization remaining at high levels. We have no new aircraft scheduled for delivery in 2005 and we anticipate continued modest strengthening in lease rates. However, remarketing activity in 2005 may not be as strong as 2004. Therefore, we expect the 2005 earnings contribution from Air to remain relatively flat with 2004. This outlook assumes no significant impairments, but as we have noted previously, air carrier weakness is likely to continue to create uncertainty in the market and the risk of aircraft impairments remains.

     “Specialty Finance experienced strong credit performance, solid remarketing opportunities, and substantially reduced SG&A in 2004. We continued to pursue new investments in the shipping and marine sector, although the strength in these markets made finding attractive investments more challenging. Asset levels in the Specialty portfolio continue to decline, although the pace of decline is expected to slow. In 2005, we expect Specialty’s net income to be more spread oriented, with remarketing gains and the income contribution from the improved credit profile retreating from the robust levels achieved in 2004. As such, we expect Specialty’s net income to decline in 2005.

     “Considering all the factors outlined above, we expect 2005 net income from continuing operations to be in the range of $1.60 — $1.70 per diluted share, which includes approximately $.10 per diluted share of income from non-operating items. This outlook assumes no material change in operating trends in our major end markets, no costs associated with liability management, and no material asset impairments.”

     Mr. Zech concluded, “For 2005, we are focused on moving the company forward–capitalizing on investment opportunities, continuing to improve our credit profile, and strengthening our earnings.”

GATX RAIL

     GATX Rail reported net income of $15.8 million in the 2004 fourth quarter compared to $13.9 million in the prior year period. For the full year 2004, net income was $60.4 million compared to $54.9 million in the prior year. The 2004 results included a $2.3 million deferred tax benefit from a reduction in statutory foreign tax rates at GATX Rail’s European operations.

     GATX Rail’s North American fleet totaled 107,000 cars at the end of 2004 up from 105,000 at year end 2003. Utilization of this fleet was 97% at the end of the fourth quarter, up slightly from the end of the third quarter and up from 93% at the end of 2003. The increase in utilization reflects the addition of active cars to the fleet through new deliveries and fleet acquisitions in the secondary market, 1,300 cars moving from idle to active service, and car scrapping. Results in GATX’s European rail operations also improved during the course of the year and total fleet count was approximately 37,000 cars at year end.

     GATX Rail acquired more than 6,200 railcars in North America through new car and secondary market purchases, compared to 2,400 cars acquired during 2003. In addition, GATX purchased the remaining 50% interest in its locomotive leasing partnership, Locomotive Leasing Partners (LLP). Investment volume at GATX Rail reached $490 million in 2004 versus $250 million in the prior year, reflecting increasingly attractive investment opportunities.

     Maintenance expenses in 2004 were higher than 2003 levels, due primarily to costs associated with removing cars from idle inventory and preparing them for active service. Effectively managing maintenance costs is a focal point at GATX Rail as cars are shopped for mandated regulatory inspections and required maintenance.

     Order backlogs at railcar manufacturers, an industry indicator of demand for new railcars, remained high at 59,000 at year end. North American manufacturing capacity utilization, as reported by the Federal Reserve, was 79%, up from 78% in the prior quarter and 77% in 2003. Rail industry carloadings, excluding intermodal, were up nearly 3% year over year and industry-wide chemical shipments increased 4.3% in 2004 versus the prior year.

GATX AIR

     GATX Air reported fourth quarter net income of $.2 million compared to net income of $1.1 million in the prior year period. The 2004 fourth quarter was negatively affected by $2.7 million of after-tax impairments on two older aircraft held for sale at the Pembroke joint venture, and costs associated with the repossession of five jointly-owned aircraft from a bankrupt carrier. For the full year 2004, net income was $9.8 million compared to $2.1 million in the prior year. The 2003 results included $9.5 million after-tax of air-related impairments and charges.

     During 2004, GATX took delivery of three new aircraft and took advantage of select opportunities to purchase four aircraft in the secondary market. All three 2004 scheduled new deliveries were placed with customers and there are no new deliveries scheduled for 2005. All of GATX Air’s originally scheduled aircraft renewals in 2004 were renewed or assigned to new customers. However, GATX Air did not find as many aircraft management opportunities as had been expected.

     Utilization of the owned fleet was at 98.4% at year end and lease rates on certain aircraft types continued to show signs of a gradual recovery. GATX continues to monitor air carrier performance through the more challenging winter season and for the impact of high jet fuel prices.

     Regarding the air sector, an updated slide presentation outlining portfolio data is available at www.gatx.com.

GATX SPECIALTY FINANCE

     GATX Specialty Finance reported net income of $9.2 million in the 2004 fourth quarter compared to $11.4 million in the prior year period. For the full year 2004, net income was $40.6 million compared to $38.1 million in the prior year. The full-year 2004 results were driven primarily by an improved credit environment, lower SG&A expenses, continued strong performance of shipping and marine joint ventures, and solid remarketing gains.

     The Specialty portfolio currently consists of $469 million of owned assets and third-party managed portfolios totaling $729 million. The venture assets continue to run off as planned, with approximately $52 million of assets remaining at the end of 2004, down from $104 million at the start of the year. Following the venture asset run-off, the majority of which should occur in 2005, the pace of asset decline in the overall Specialty portfolio is expected to slow. GATX is selectively pursuing new investments in Specialty, particularly in the marine area.

DISCONTINUED OPERATIONS

     In the second quarter of 2004, GATX completed the sale of substantially all its technology leasing assets. The technology leasing segment is accounted for as a discontinued operation in all periods presented.

CREDIT STATISTICS

     Credit statistics from prior periods have been restated to exclude GATX’s technology segment, due to the reclassification of this segment as a discontinued operation.

     Net charge-offs and impairments totaled $13.4 million during 2004 or 0.2% of average total assets, compared to $55.4 million or 0.8% in 2003. Non-performing leases and loans at the end of the 2004 fourth quarter totaled $57.2 million, compared to $76.1 million at the end of 2003. The credit statistics reflect the overall improvement in credit quality in the portfolio.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

     TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2004 fourth quarter and full-year results. Teleconference details are as follows:

Thursday, January 27th
11:00 AM Eastern Time
Domestic Dial-In: International Dial-In:	1-800-706-6082 1-706-634-7421
Replay: 1-800-642-1687 / Access Code: 3520528

Call in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

UPDATE ON AIR PORTFOLIO

GATX Corporation has updated its Air portfolio presentation, and the slides are currently available at www.gatx.com or by calling the GATX Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; aircraft and railcar lease rate and utilization levels; conditions in the capital markets and the potential for a downgrade in GATX’s or GATX Financial Corp.’s credit rating, either of which could have an effect on the Company’s borrowing costs or ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; regulatory rulings that may impact the economic value of assets; competitors in the rail and air markets who may have access to capital at lower costs than GATX; additional potential write-downs and/or provisions within GATX’s portfolio; impaired asset charges; and general market conditions in the rail, air, technology, venture, and other large-ticket industries.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation:                    Rhonda S. Johnson          312-621-6262

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
Gross Income
Lease income	$220.3	$190.2	$798.2	$762.2
Marine operating revenue	35.6	28.0	111.8	85.0
Interest income	2.5	10.8	17.8	41.4
Asset remarketing income	4.3	14.0	36.5	37.9
Gain on sale of securities	.7	1.0	4.1	7.3
Fees	5.2	3.3	19.8	18.0
Other	91.3	17.4	186.7	81.8

Revenues	359.9	264.7	1,174.9	1,033.6
Share of affiliates’ earnings	14.0	11.2	65.2	66.8

Total Gross Income	373.9	275.9	1,240.1	1,100.4

Ownership Costs
Depreciation	52.3	48.4	194.6	188.0
Interest, net	42.5	40.8	162.4	175.4
Operating lease expense	49.9	43.4	180.4	176.0

Total Ownership Costs	144.7	132.6	537.4	539.4

Other Costs and Expenses
Maintenance expense	51.8	42.4	191.1	166.0
Marine operating expenses	28.5	23.0	87.7	68.9
Other operating expenses	8.8	9.2	41.5	43.4
Selling, general and administrative	43.9	48.7	163.3	163.6
(Reversal) provision for possible losses	(4.0)	(5.4)	(13.7)	4.7
Asset impairment charges	2.0	9.8	3.4	32.4
Fair value adjustments for derivatives	2.6	1.5	2.7	4.1

Total Other Costs and Expenses	133.6	129.2	476.0	483.1

Income from Continuing Operations before Income Taxes	95.6	14.1	226.7	77.9
Income Tax Provision (Benefit)	24.7	(7.9)	68.2	16.2

Income from Continuing Operations	70.9	22.0	158.5	61.7

Discontinued Operations
Operating results, net of taxes	(.2)	5.6	18.3	15.2
Gain (loss) on sale of segment, net of taxes	.5	—	(7.2)	—

Total Discontinued Operations	.3	5.6	11.1	15.2

Net Income	$71.2	$27.6	$169.6	$76.9

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
Per Share Data
Basic:
Income from continuing operations	$1.43	$.45	$3.21	$1.26
Income from discontinued operations	.01	.11	.23	.31

Total	$1.44	$.56	$3.44	$1.57

Average number of common shares (in thousands)	49,464	49,179	49,348	49,107

Diluted:
Income from continuing operations	$1.23	$.42	$2.86	$1.24
Income from discontinued operations	.01	.10	.18	.29

Total	$1.24	$.52	$3.04	$1.53

Average number of common shares and common share equivalents (in thousands)	60,221	54,661	59,960	51,203

Dividends declared per common share	$.20	$.32	$.80	$1.28

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31	December 31
	2004	2003
Assets

Cash and Cash Equivalents	$63.4	$211.5
Restricted Cash	60.0	60.9

Receivables
Rent and other receivables	77.8	91.6
Finance leases	285.9	289.2
Loans	89.2	183.5
Less — allowance for possible losses	(22.9)	(45.6)

	430.0	518.7

Operating Lease Assets, Facilities and Other
Rail	3,847.9	3,374.6
Air	1,704.1	1,501.0
Specialty	65.4	71.4
Other	212.3	231.8
Less — allowance for depreciation	(1,924.1)	(1,831.5)

	3,905.6	3,347.3
Progress payments for aircraft and other equipment	20.0	53.6

	3,925.6	3,400.9

Investments in Affiliated Companies	718.6	847.6
Recoverable Income Taxes	—	53.8
Goodwill, Net	93.9	87.2
Other Investments	79.0	101.6
Other Assets	221.2	238.3
Assets of Discontinued Operations	11.4	560.1

	$5,603.1	$6,080.6

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$378.2	$354.8

Debt
Commercial paper and bank credit facilities	72.1	15.9
Recourse	2,887.1	3,255.9
Nonrecourse	93.5	99.3
Capital lease obligations	79.4	122.4

	3,132.1	3,493.5

Deferred Income Taxes	721.0	671.7
Other Liabilities	290.9	325.4
Liabilities of Discontinued Operations	—	346.3

Total Liabilities	4,522.2	5,191.7
Total Shareholders’ Equity	1,080.9	888.9

	$5,603.1	$6,080.6

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
Operating Activities
Net Income, including discontinued operations	$71.2	$27.6	$169.6	$76.9
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gains on remarketing of leased equipment	(3.8)	(15.9)	(21.9)	(42.0)
Gain on sale of securities	(.7)	(1.0)	(4.1)	(7.3)
Gain on sale of other assets	(72.1)	(1.1)	(81.8)	(3.7)
Pre-tax loss on sale of segment	(.7)	—	12.0	—
Depreciation	55.3	75.7	240.4	321.8
(Reversal) provision for possible losses	(4.4)	(5.8)	(14.0)	3.0
Asset impairment charges	2.0	10.8	5.7	36.4
Deferred income taxes	9.9	(11.8)	39.4	41.2
Share of affiliates’ earnings, net of dividends	(2.0)	(3.4)	(36.2)	(49.0)
Other	70.0	8.1	16.2	31.0

Net cash provided by operating activities	124.7	83.2	325.3	408.3

Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(236.4)	(178.3)	(833.7)	(642.2)
Loans extended	—	(.9)	(14.2)	(49.5)
Investments in affiliated companies	(4.7)	(51.8)	(7.8)	(100.8)
Progress payments	(.4)	(6.1)	(2.4)	(32.2)
Investments in securities	—	(23.7)	—	(23.7)
Other investments	(1.7)	(1.4)	(30.5)	(26.6)

Portfolio investments and capital additions	(243.2)	(262.2)	(888.6)	(875.0)
Portfolio proceeds	69.8	191.3	450.2	759.5
Net proceeds from sale of segment	44.3	—	268.0	—
Proceeds from other asset sales	105.4	3.9	130.1	23.0
Net (increase) decrease in restricted cash	(2.1)	47.7	.9	(28.4)
Effect of exchange rate changes on restricted cash	—	—	—	17.7

Net cash used in investing activities	(25.8)	(19.3)	(39.4)	(103.2)

Financing Activities
Net proceeds from issuance of debt	1.8	262.4	204.3	836.9
Repayment of debt	(233.1)	(235.3)	(638.0)	(1,082.0)
Net increase (decrease) in commercial paper and bank credit facilities	59.9	(17.5)	57.8	(.7)
Net decrease in capital lease obligations	(1.7)	(1.3)	(27.4)	(21.3)
Issuance of common stock and other	2.5	2.1	5.8	3.8
Cash dividends	(9.9)	(15.7)	(39.4)	(62.8)

Net cash used in financing activities	(180.5)	(5.3)	(436.9)	(326.1)
Effect of Exchange Rates on Cash and Cash Equivalents	1.8	.8	2.9	1.4

Net (Decrease) Increase in Cash and Cash Equivalents	$(79.8)	$59.4	$(148.1)	$(19.6)

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2004
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$182.2	$29.9	$8.2	$—	$—	$220.3
Marine operating revenue	—	—	—	35.6	—	35.6
Interest income	—	.1	2.3	.1	—	2.5
Asset remarketing income	1.3	1.9	1.0	.1	—	4.3
Gain on sale of securities	—	—	.7	—	—	.7
Fees	—	2.0	3.2	—	—	5.2
Other	18.7	.9	2.1	69.6	—	91.3

Revenues	202.2	34.8	17.5	105.4	—	359.9
Share of affiliates’ earnings	3.7	2.3	8.0	—	—	14.0

Total Gross Income	205.9	37.1	25.5	105.4	—	373.9

Ownership Costs
Depreciation	33.1	16.1	1.0	2.1	—	52.3
Interest, net	22.4	13.1	5.9	1.1	—	42.5
Operating lease expense	48.0	.9	1.0	—	—	49.9

Total Ownership Costs	103.5	30.1	7.9	3.2	—	144.7

Other Costs and Expenses
Maintenance expense	51.8	—	—	—	—	51.8
Marine operating expenses	—	—	—	28.5	—	28.5
Other operating expenses	6.7	1.0	1.7	(.6)	—	8.8
Selling, general and administrative	19.6	5.7	1.5	17.1	—	43.9
Reversal of provision for possible losses	(1.5)	(.1)	(1.7)	(.7)	—	(4.0)
Asset impairment charges	1.2	.4	.5	(.1)	—	2.0
Fair value adjustments for derivatives	—	—	1.4	1.2	—	2.6

Total Other Costs and Expenses	77.8	7.0	3.4	45.4	—	133.6

Income from Continuing Operations before Income Taxes	24.6	—	14.2	56.8	—	95.6
Income Tax Provision (Benefit)	8.8	(.2)	5.0	11.1	—	24.7

Income from Continuing Operations	15.8	.2	9.2	45.7	—	70.9

Discontinued Operations
Operations, net of taxes	—	—	—	—	(.2)	(.2)
Gain on sale of Segment, net of taxes	—	—	—	—	.5	.5

Total Discontinued Operations	—	—	—	—	.3	.3

Net Income	$15.8	$.2	$9.2	$45.7	$.3	$71.2

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2003
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$158.1	$23.3	$8.8	$—	$—	$190.2
Marine operating revenue	—	—	—	28.0	—	28.0
Interest income	—	.2	10.4	.2	—	10.8
Asset remarketing income	.3	.2	14.2	(.7)	—	14.0
Gain on sale of securities	—	.6	.4	—	—	1.0
Fees	.4	1.7	1.2	—	—	3.3
Other	10.9	2.8	4.7	(1.0)	—	17.4

Revenues	169.7	28.8	39.7	26.5	—	264.7
Share of affiliates’ earnings	3.8	5.5	1.9	—	—	11.2

Total Gross Income	173.5	34.3	41.6	26.5	—	275.9

Ownership Costs
Depreciation	30.5	14.1	2.4	1.4	—	48.4
Interest, net	15.2	10.2	9.2	6.2	—	40.8
Operating lease expense	41.7	1.0	1.0	(.3)	—	43.4

Total Ownership Costs	87.4	25.3	12.6	7.3	—	132.6

Other Costs and Expenses
Maintenance expense	42.1	—	.3	—	—	42.4
Marine operating expenses	—	—	—	23.0	—	23.0
Other operating expenses	7.3	.1	1.9	(.1)	—	9.2
Selling, general and administrative	20.3	5.9	3.5	19.0	—	48.7
(Reversal) provision for possible losses	(.9)	(1.5)	(3.3)	.3	—	(5.4)
Asset impairment charges	—	3.1	7.1	(.4)	—	9.8
Fair value adjustments for derivatives	(.1)	—	1.6	—	—	1.5

Total Other Costs and Expenses	68.7	7.6	11.1	41.8	—	129.2

Income (Loss) from Continuing Operations before Income Taxes	17.4	1.4	17.9	(22.6)	—	14.1
Income Tax Provision (Benefit)	3.5	.3	6.5	(18.2)	—	(7.9)

Income (Loss) from Continuing Operations	13.9	1.1	11.4	(4.4)	—	22.0

Discontinued Operations
Operating results, net of taxes	—	—	—	—	5.6	5.6
Gain on sale of portion of segment, net of taxes	—	—	—	—	—	—

Total Discontinued Operations	—	—	—	—	5.6	5.6

Net Income (Loss)	$13.9	$1.1	$11.4	$(4.4)	$5.6	$27.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2004
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$667.4	$101.0	$29.8	$—	$—	$798.2
Marine operating revenue	—	—	—	111.8	—	111.8
Interest income	—	.3	17.4	.1	—	17.8
Asset remarketing income	8.1	5.5	22.8	.1	—	36.5
Gain on sale of securities	—	—	4.1	—	—	4.1
Fees	2.9	9.3	7.6	—	—	19.8
Other	60.2	2.6	4.6	119.3	—	186.7

Revenues	738.6	118.7	86.3	231.3	—	1,174.9
Share of affiliates’ earnings	16.6	26.2	22.4	—	—	65.2

Total Gross Income	755.2	144.9	108.7	231.3	—	1,240.1

Ownership Costs
Depreciation	124.2	59.5	4.2	6.7	—	194.6
Interest, net	77.7	42.0	26.2	16.5	—	162.4
Operating lease expense	172.8	3.8	4.1	(.3)	—	180.4

Total Ownership Costs	374.7	105.3	34.5	22.9	—	537.4

Other Costs and Expenses
Maintenance expense	188.7	1.6	.8	—	—	191.1
Marine operating expenses	—	—	—	87.7	—	87.7
Other operating expenses	34.1	2.4	5.6	(.6)	—	41.5
Selling, general and administrative	70.7	21.5	8.7	62.4	—	163.3
Reversal of provision for possible losses	(2.3)	(.6)	(9.4)	(1.4)	—	(13.7)
Asset impairment charges	1.2	.4	1.6	.2	—	3.4
Fair value adjustments for derivatives	—	—	1.5	1.2	—	2.7

Total Other Costs and Expenses	292.4	25.3	8.8	149.5	—	476.0

Income from Continuing Operations before Income Taxes	88.1	14.3	65.4	58.9	—	226.7
Income Tax Provision	27.7	4.5	24.8	11.2	—	68.2

Income from Continuing Operations	60.4	9.8	40.6	47.7	—	158.5

Discontinued Operations
Operations, net of taxes	—	—	—		18.3	18.3
Loss on sale of segment, net of taxes	—	—	—		(7.2)	(7.2)

Total Discontinued Operations	—	—	—		11.1	11.1

Net Income	$60.4	$9.8	$40.6	$47.7	$11.1	$169.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2003
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$628.5	$90.8	$42.9	$—	$—	$762.2
Marine operating revenue	—	—	—	85.0	—	85.0
Interest income	—	.1	41.1	.2	—	41.4
Asset remarketing income	4.7	.8	33.1	(.7)	—	37.9
Gain on sale of securities	—	.6	6.7	—	—	7.3
Fees	3.6	7.4	7.0	—	—	18.0
Other	44.5	10.5	10.6	16.2	—	81.8

Revenues	681.3	110.2	141.4	100.7	—	1,033.6
Share of affiliates’ earnings	12.5	31.6	22.7	—	—	66.8

Total Gross Income	693.8	141.8	164.1	100.7	—	1,100.4

Ownership Costs
Depreciation	117.0	55.1	10.3	5.6	—	188.0
Interest, net	64.3	41.2	43.5	26.4	—	175.4
Operating lease expense	167.6	3.9	4.4	.1	—	176.0

Total Ownership Costs	348.9	100.2	58.2	32.1	—	539.4

Other Costs and Expenses
Maintenance expense	163.4	1.5	1.1	—	—	166.0
Marine operating expenses	—	—	—	68.9	—	68.9
Other operating expenses	33.9	.6	7.9	1.0	—	43.4
Selling, general and administrative	69.0	18.1	17.3	59.2	—	163.6
(Reversal) provision for possible losses	(2.6)	8.2	(2.9)	2.0	—	4.7
Asset impairment charges	—	10.2	16.2	6.0	—	32.4
Fair value adjustments for derivatives	—	—	4.1	—	—	4.1

Total Other Costs and Expenses	263.7	38.6	43.7	137.1	—	483.1

Income (Loss) from Continuing Operations before Income Taxes	81.2	3.0	62.2	(68.5)	—	77.9
Income Tax Provision (Benefit)	26.3	.9	24.1	(35.1)	—	16.2

Income (Loss) from Continuing Operations	54.9	2.1	38.1	(33.4)	—	61.7

Discontinued Operations
Operating results, net of taxes	—	—	—	—	15.2	15.2
Gain on sale of portion of segment, net of taxes	—	—	—	—	—	—

Total Discontinued Operations	—	—	—	—	15.2	15.2

Net Income (Loss)	$54.9	$2.1	$38.1	$(33.4)	$15.2	$76.9

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	12/31/2004	12/31/2003

Total Continuing Assets, Excluding Cash (a)	$6,712.0	$6,531.3
Reservable Assets	452.9	564.3

Allowance for Losses	22.9	45.6
Allowance for Losses as a Percentage of Reservable Assets	5.1%	8.1%

Net Charge-Offs and Asset Impairments and Write-Downs	13.4	55.4
Net Charge-Offs/Impairments/Write-Downs as a Percentage of Average Total Assets	.2%	.8%

Non-performing Investments	57.2	76.1

Capital Structure
Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash	8.7	(195.6)
Debt:
On Balance Sheet
Recourse	2,887.1	3,255.9
Nonrecourse	93.5	99.3

Off Balance Sheet
Recourse	932.3	970.2
Nonrecourse	311.4	313.0

Capital Lease Obligations	79.4	122.4

Total Net Debt Obligations	4,312.4	4,565.2
Total Recourse Debt	3,907.5	4,152.9
Shareholders’ Equity and Allowance for Losses	1,103.8	934.5

Recourse Leverage	3.5	4.4

Asset Remarketing Income
Disposition gains on owned assets	25.3	31.3
Residual sharing fees	11.2	6.6

	36.5	37.9

Railcar Data
North American Fleet Utilization	97%	93%

Beginning Fleet Size	105,248	107,150
Additions	6,235	2,388
Scrapped/Sold	(4,436)	(4,290)

Ending Fleet Size	107,047	105,248

(a) Includes Off Balance Sheet Assets